Exhibit 21.1

Expected Subsidiaries of the Registrant Following the Spin-Off

Name	Jurisdiction

Enterprise Services Plano LLC	Delaware

Enterprise Services LLC	Delaware

Enterprise Services State and Local Inc.	Illinois

NHIC Corporation	Texas

SafeGuard Services LLC	Delaware

Ultra First VMS Inc.	Delaware

Ultra Second VMS LLC	Delaware

Ultra KMS Inc.	Delaware

Expected Subsidiaries of the Registrant Following the Mergers

Name	Jurisdiction

Enterprise Services Plano LLC	Delaware

Enterprise Services LLC	Delaware

Enterprise Services State and Local Inc.	Illinois

NHIC Corporation	Texas

SafeGuard Services LLC	Delaware

Ultra Second VMS LLC	Delaware

KGS Holding Corp.	Delaware

HVH Precision Analytics LLC*	Delaware

Vencore Labs, Inc. (d/b/a Applied Communication Sciences — New Jersey / Maryland)	Delaware

PhaseOne Communications, Inc.	Delaware

Vencore Services and Solutions, Inc.	Delaware

Westar Aerospace & Defense Group, Inc.	Nevada

Westar Display Technologies, Inc.	Nevada

Pimsol, LLC	Alabama

SimAuthor, Inc.	Colorado

Analex Corporation	Delaware

ComGlobal Systems, Incorporated	California

Beta Analytics, Incorporated	Maryland

Dominion Technology Resources, Inc.	Virginia

Apogen Technologies, Inc.	Delaware

Science and Engineering Associates, Inc.	New Mexico

3H Technology, L.L.C.	Delaware

3H Technology Federal Corp.	Delaware

ITS Services, Inc.	Virginia

QWK Integrated Solutions, LLC*	Alabama

Planning Systems Incorporated	Maryland

Neptune Sciences, Inc.	Louisiana

KeyPoint Government Solutions, Inc.	Delaware

Vencore, Inc.	Delaware

*	Indicates a company that is not wholly owned, directly or indirectly, by the Registrant.